State of Delaware
Secretary of State
Division of Corporations
Delivered 12:01 PM 11/29/2023
FILED 12:01 PM 11/29/2023
SR 20234083398 - File Number 6685562

CERTIFICATE OF AMENDMENT OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF THE INCORPORATION OF MEDICAL INDUSTRIES OF THE AMERICAS INC.

Medical Industries of the Americas Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Medical Industries of the Americas Inc.

SECOND: The Certificate of Incorporation was originally filed with the Secretary of State on December 29, 2017; an Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 11, 2022, to be effective on December 29,2017, as further amended on July 11,2022 to be effective on March 8,2019; and a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on September 1,2023.

THIRD: Article I of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

"Section 1.01 Name. The Name of the Corporation is Industries of the Americas, Inc."

FOURTH: This amendment was duly adopted by the written consent of the Board of Directors and the holders of a majority of the issued and outstanding capital stock of the Corporation in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate on behalf of Medical Industries of the Americas Inc. on November 28,2023

Medical Industries of the Americas Inc.

By: /s/ Abraham Summers

Abraham Summers, President